Exhibit 4.1

GRID NOTE

Up to US $1,000,000	June 30, 2017

FOR VALUE RECEIVED, the undersigned, BioXcel Therapeutics, Inc., a Delaware corporation with an office at 780 East Main Street, Branford, CT 06405 (“Payor”), unconditionally promises to pay to the order of BioXcel Corporation, a Delaware corporation with an office at 780 East Main Street, Branford, CT 06405 (“Payee”), the principal sum of ONE MILLION DOLLARS ($1,000,000), or so much thereof as shall have been advanced by Payee to or on behalf of Payor, together with interest on the unpaid balance of each advance, which shall accrue at a rate per annum equal to the applicable federal rate for short-term loans as of the date hereof, in each case calculated based on a 365-day year and actual days elapsed. The obligations of Payor under this Grid Note (this “Note”) shall be senior indebtedness of Payor and shall rank senior to all other indebtedness.

This Note evidences a revolving line of credit. Advances under this Note may be requested either orally or in writing by Payor, for the exclusive benefit of Payor in furtherance of conducting its business. All advances under this Note require the prior written approval of Payee and a record thereof shall be maintained in Exhibit A to this Note, provided, however, that the failure to so record shall in no way limit Payor’s obligations with respect to repayment of principal or interest on any advance.

The entire balance of principal and accrued interest thereon shall be due and payable within 18 months upon execution or receiving a cumulative amount of TEN MILLION DOLLARS ($10,000,000) of financing, whichever is earlier.

If this Note is not paid on demand, Payor agrees to pay, in addition to the unpaid principal and accrued interest, all reasonable costs and expenses incurred in attempting or effecting payment or collection hereunder, including, but not limited to, reasonable attorneys’ fees, whether or not suit is instituted.

Payor shall have the right at any time to prepay this Note, in whole or in part, without penalty, subject to the qualification, however, that no partial prepayment of the original sum shall in any way release, discharge or affect the obligation of Payor to make full payment in the amount of the balance of said principal sum at time of demand. Each and every payment (including all partial payments or prepayments) received by the Payee hereunder shall be applied first to any penalties for which the Payor is responsible under this Note which have not yet been paid, then to outstanding interest and then to outstanding principal. If any payment under this Note shall be specified to be made on a day which is not a business day, it shall be made on the next succeeding day which is a business day.

The amounts due hereunder are payable in lawful money of the United States of America to Payee at his address above, or at such other place as the holder of this Note shall from time to time designate, in immediately available funds.

No failure on the part of Payee or any other holder of this Note to exercise and no delay in exercise by Payee or any other holder of this Note of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.

This Note shall be binding upon Payor and its successors and assigns.

THIS NOTE IS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT. ANY CLAIMS OR LEGAL ACTIONS BY ONE PARTY AGAINST THE OTHER ARISING OUT OF THIS NOTE SHALL BE COMMENCED AND MAINTAINED IN ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF CONNECTICUT, AND PAYOR HEREBY EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE JURISDICTION OF SUCH COURTS AND HEREBY WAIVES TRIAL BY JURY IN ANY SUCH LEGAL ACTION OR PROCEEDING.

Diligence, presentment, demand, protest and notice of any kind are hereby waived by Payor and all sureties, guarantors and endorsers hereof, if any.

In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only shall be deemed null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

IN WITNESS WHEREOF, Payor has caused this Note to be executed as of the date and year first above written.

BIOXCEL THERAPEUTICS, INC.

/s/ Vimal Mehta
By:	Vimal Mehta
Its:	CEO

EXHIBIT A

Amount of	Date of	Amount of	Date of	Balance
Advance	Advance	Repayment	Repayment	Remaining
$299,500	06/30/2017			$299,500